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                                                                    Exhibit 10.1
                            SAMEDAN OIL CORPORATION
                                    BONUS PLAN

                 As Amended and Restated on September 24, 1996


Purpose


The success of the Company is a result of the collective efforts of all employees. Each position within the Company has the ability to make a positive contribution to key factors making up the components used to measure a successful year. Those components include cost of finding and developing new oil and gas reserves, cash flow generated from operations, net income and new reserves discovered or purchased. In order to intensify each employee's attention on available opportunities to increase revenues, control costs, and seek out profitable ventures, the Company is maintaining a bonus program that rewards employees for successful achievement of specific goals. It is management's belief that shareholders will benefit from the creation of an environment that ties employee compensation to the success of the Company.

Participation and Eligibility

The bonus plan covers all full time employees (except those covered by the Geological Incentive Plan) who have completed one year of service at the close of the bonus plan year. The bonus earned by employees with less than two full years of service will be adjusted based upon the number of months employed compared to twenty-four months. Additionally, no bonus payments will be made for partial year's service; the eligibility will be determined from the employee roster at the close of the bonus plan year.
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STRUCTURE

Target Bonus

The target bonus amount shall be determined on an aggregate basis for each division and department. The target bonus shall be the base salary at year end of eligible employees multiplied times the appropriate percentage factor assigned to the salary classification or position. Salary classifications/positions and target bonus factors are as follows:

         Salary Classification                                                Target Factor
         ---------------------                                                -------------
         56 through 59                                                               5%
         60 through 62                                                               6%
         63 through 65                                                               8%
         18 through 20                                                              12%
         21 through 23                                                              15%
         24 through 25                                                              20%
         Above 25                                                             To Be Assigned

Goals

The target bonus will be adjusted to reflect the level of attainment of specific, predetermined division or corporate goals. Four goals will be established each year by the Board of Directors for the corporation and three goals for each division. The percentage weighting assigned to each goal shall be as follows subject to annual review by the Board of Directors.

         Corporate Goals                                                      Assigned Weight
         ---------------                                                      ---------------
         1.      Cost of Finding                                                    40%
         2.      New Reserves Added                                                 40%
         3.      Cash Flow from Operations                                          10%
         4.      Net Income                                                         10%

         Division Goals                                                       Assigned Weight
         --------------                                                       ---------------
         1.      Cost of Finding                                                    40%
         2.      New Reserves Added                                                 40%
         3.      Cash Flow from Operations                                          20%





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The goal weighting percentage set as a target will be adjusted based upon the measurement of actual results measured against the goal. The adjustment to the goal weighting will be based upon the following schedule for cost of new reserves and new reserves to be added.

         Goal Achievement Range                                              Adjustment Factor
         ----------------------                                              -----------------
         Greater than 135%                                                         2.00
         125   -      135%                                                         1.75
         115   -      125%                                                         1.50
         105   -      115%                                                         1.25
          95   -      105%                                                         1.00
          85   -       95%                                                          .75
          75   -       85%                                                          .50
         Less than     75%                                                          .00

         Example Cost of Finding Goal of $7

         Goal Range                                                             Adjustment
         ----------                                                             ----------
         Below $4.55                                                               2.00
         $4.55 - $5.25                                                             1.75
         $5.25 - $5.95                                                             1.50
         $5.95 - $6.65                                                             1.25
         $6.65 - $7.35                                                             1.00
         $7.35 - $8.05                                                              .75
         $8.05 - $8.75                                                              .50
         Higher than $8.75                                                          .00

The adjustment to the goal weighting for cash flow will be as follows based on the percent of growth as compared to the prior year. The effect of oil and gas price increases (decreases) will be eliminated from the calculation.

          Percentage Increase                                                Adjustment Factor
         ---------------------                                               -----------------
         Greater than +35%                                                            2.00
         +25%   -   +35%                                                              1.75
         +15%   -   +25%                                                              1.50
          +5%   -   +15%                                                              1.25
           0%   -    +5%                                                              1.00
          -5%   -     0%                                                               .75
         Less than -5%                                                                 .00





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The adjustment to the goal weighting for net income will be as follows based on return on beginning shareholders' equity.

         Return on Equity                                                    Adjustment Factor
         ----------------                                                    -----------------
         Greater than 18%                                                          2.00
         15%  -       18%                                                          1.75
         12%  -       15%                                                          1.50
         10%  -       12%                                                          1.25
          8%  -       10%                                                          1.00
          5%  -        8%                                                           .75
         Less than     5%                                                           .00

The target bonus for corporate employees will be adjusted to reflect the combined percentage of achievement of all assigned goals. The target bonus for division employees will be adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 75 percent for division goal achievement and 25 percent for corporate goal achievement. Accordingly, the bonus payable to division employees is dependent on the level of achievement of both division and corporate goals. The dollar amount of the bonus payment, if any, will be calculated using the target bonus amount times the following adjustment schedule:

               Combined
         Goal Achievement Range                                              Adjustment Factor
         ----------------------                                              -----------------
         Greater than 160%                                                         2.00
         140  -      160%                                                          1.75
         130  -      140%                                                          1.50
         120  -      130%                                                          1.40
         105  -      120%                                                          1.20
          95  -      105%                                                          1.00
          75  -      95%                                                            .75
          65  -      75%                                                            .25
         Below 65%                                                                  .00





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Bonus Allocation

Each division manager, department head and operating committee member shall receive their bonus (assuming a bonus is payable) as calculated using the target bonus times the applicable multiplier. The remaining bonus pool shall be allocated to eligible employees within the division or department based upon merit. Deviation above or below the target bonus percent must be justified in writing by the employee's supervisor. Division managers and department heads shall submit the allocated bonus listing to the President for review and approval. In order to recognize exceptional performance by an employee, the division manager or department head may recommend an additional bonus amount be paid over and above the target bonus calculation. The recommendation must be accompanied by a written description of the accomplishments justifying the additional bonus amount. All bonus calculations, allocations and recommendations are subject to review and approval by the Compensation and Benefits Committee of the Board of Directors.

Specific definition and method of calculating actual achievement of goals is set forth in Exhibit A.





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